                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                               P&F INDUSTRIES
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             P & F INDUSTRIES, INC.
                                300 SMITH STREET
                          FARMINGDALE, NEW YORK 11735

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 1997

To the Stockholders of P & F Industries, Inc.:

    The Annual Meeting of Stockholders of P & F Industries, Inc. will be held at the Huntington Hilton Hotel, 598 Broad Hollow Road, Melville, New York on Wednesday, May 28, 1997 at 10:00 A.M., for the following purposes:

    (1) To elect three directors to hold office for three years;

    (2) To approve the Amended and Restated P & F Industries, Inc. 1992 Incentive Stock Option Plan;

    (3) To ratify the selection of BDO Seidman, LLP, independent certified public accountants, as auditors for the fiscal year ending December 31, 1997; and

    (4) To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

    In accordance with the provisions of the Company's by-laws, the Board of Directors has fixed the close of business on April 28, 1997 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

    Your attention is directed to the accompanying Proxy Statement.

    You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date, sign and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

                                          By order of the Board of Directors,
                                          LEON D. FELDMAN
                                          SECRETARY

Dated: April 28, 1997
     Farmingdale, New York

                             P & F INDUSTRIES, INC.

                                300 SMITH STREET

                          FARMINGDALE, NEW YORK 11735
                            ------------------------

                                PROXY STATEMENT

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of P & F Industries, Inc. (the "Company") to be used at the meeting of stockholders of the Company (the "Annual Meeting") to be held on Wednesday, May 28, 1997 at 10:00 A.M., at the Huntington Hilton Hotel, 598 Broad Hollow Road, Melville, New York, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of Annual Meeting of Stockholders. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it is exercised, either in person at the Annual Meeting or by written notice or by a duly executed proxy, bearing a later date, sent to the Secretary of the Company. The Company anticipates mailing this proxy statement and the accompanying proxy to stockholders on or about April 30, 1997.

    As of April 28, 1997, there were 2,978,867 shares of the Company's Class A Common Stock, $1.00 par value (the "Class A Common Stock"), outstanding. Each share of Class A Common Stock is entitled to one vote. Only holders of record of Class A Common Stock at the close of business on April 28, 1997 will be entitled to notice of, and to vote at, the Annual Meeting. The Company will bear the cost of the Annual Meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers and regular employees of the Company (who will not be specifically compensated for such service) may solicit proxies by telephone or otherwise.

    All proxies received pursuant to this solicitation will be voted, except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, such proxies will be voted in accordance with such specification. If no instructions are given, the persons named in the proxies solicited by the Board of Directors of the Company intend to vote for the nominees for election as directors of the Company set forth herein, for the approval of the Amended and Restated P & F Industries, Inc. 1992 Incentive Stock Option Plan and for the confirmation of the appointment of BDO Seidman, LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 1997. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy.

    For purposes of determining whether a proposal has received the required number of votes for approval, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote. In instances where nominee recordholders, such as brokers, are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker non-votes"), those shares of Class A Common Stock will not be included in the vote totals and, therefore, will have no effect on the vote. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

                             ELECTION OF DIRECTORS

    As permitted by Delaware law, the Board of Directors is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. A director elected to fill a vacancy serves for the remaining term of the class in which the vacancy exists. The Board of Directors presently consists of eight members, with three members in each of two classes and two members in the third class.

    This year the term of a class consisting of three directors expires. Management proposes that Messrs. Sidney Horowitz, Arthur Hug, Jr. and Dennis Kalick, whose terms of office expire in 1997, be re-elected as directors to serve for terms to expire at the 2000 annual meeting of stockholders. Unless otherwise indicated, the enclosed proxy will be voted for the election of such nominees. Should any one or more of these nominees become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

    Directors will be elected by the plurality vote of the holders of the Class A Common Stock entitled to vote at the Annual Meeting and present in person or by proxy.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
                              FOREGOING NOMINEES.

INFORMATION AS TO DIRECTORS AND NOMINEES FOR DIRECTORS

    Set forth below is the name and age of each nominee for director and each director currently in office and whose term continues, his principal occupation, the year each became a director of the Company and a description of his principal occupation for the past five years. The information set forth below is as of April 28, 1997.

                                                                                            SERVED AS
                                                                                            DIRECTOR
                                                                                          CONTINUOUSLY
NAME                                                                            AGE           SINCE
--------------------------------------------------------------------------      ---      ---------------

NOMINEES TO SERVE IN OFFICE UNTIL 2000:

Sidney Horowitz...........................................................          76           1962

Arthur Hug, Jr............................................................          74           1987

Dennis Kalick.............................................................          45           1997

DIRECTORS TO CONTINUE IN OFFICE UNTIL 1998:

Richard A. Horowitz.......................................................          47           1975

Earle K. Moore............................................................          75           1987

DIRECTORS TO CONTINUE IN OFFICE UNTIL 1999:

Robert L. Dubofsky........................................................          57           1990

Leon D. Feldman...........................................................          67           1967

Marc A. Utay..............................................................          37           1992

    Sidney Horowitz has been Chairman Emeritus of the Board of Directors since November 1995 and was Chairman of the Board of Directors and Chief Executive Officer of the Company from 1968 to November 1995. Sidney Horowitz is the father of Richard A. Horowitz.

    Arthur Hug, Jr., who is retired, was the President of Vanguard Ventures, Inc. from 1987 to 1989 and was Chairman of North American Bancorp from 1974 to 1987.

    Dennis Kalick has been a partner in the accounting firm of Mindes, Roth and Weinisch, LLP since 1993. For more than five years prior to 1993, Mr. Kalick was engaged in the private practice of providing accounting and financial consulting services.

    Richard A. Horowitz has been Chairman of the Board of Directors and Chief Executive Officer of the Company since November 1995 and has been President of the Company since 1986.

    Earle K. Moore is counsel to, and a former member of, the law firm of Bondy & Schloss.

    Robert L. Dubofsky has been Managing Director of BWD Group Limited (formerly Blumencranz, Klepper, Wilkins & Dubofsky, Ltd.), an insurance brokerage group, since April 1992.

    Leon D. Feldman has been Treasurer of the Company since 1967, Executive Vice President of the Company since 1981 and Secretary of the Company since 1986.

    Marc A. Utay has been a Managing Director of Wasserstein Perella Co., Inc., an investment banking firm, since May 1993. From October 1991 until May 1993, Mr. Utay was a Managing Director of BT Securities Corporation.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    During 1996, the Board of Directors held four meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and all committees on which he served. The Board of Directors has an Audit Committee and a Stock Option Committee, the current members of each of which are Messrs. Arthur Hug, Jr., Earle K. Moore and Robert L. Dubofsky. The Audit Committee recommends the selection of independent auditors to the Board of Directors, reviews the overall scope and the results of the annual audit and reviews the overall internal controls of the Company. During 1996, the Audit Committee met once. The Stock Option Committee administers the Stock Option Plan. During 1996, the Stock Option Committee did not meet. The Board does not have a nominating or a compensation committee or a committee performing similar functions.

DIRECTOR COMPENSATION

    During 1996, each director who was not an employee of the Company or any of its subsidiaries received fees of $3,500 plus $1,250 for each meeting of the Board of Directors or Audit Committee attended. Directors who are also officers of the Company are not compensated for their duties as directors.

                         OWNERSHIP OF EQUITY SECURITIES

    The following table shows the beneficial ownership of Class A Common Stock as of April 28, 1997, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the "Exchange Act"), by (i) each director and nominee for director, (ii) each executive officer listed in the Summary Compensation Table, (iii) each person known by the Company to be the beneficial owner of more than 5% of the Class A Common Stock and (iv) all directors and executive officers as a group.

Except as indicated in the applicable footnotes, each beneficial owner listed has sole voting power and sole investment power over the shares of Class A Common Stock indicated.

                                                                         AMOUNT
                                                                       AND NATURE    PERCENT
                                                                       BENEFICIAL      OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                   OWNERSHIP      CLASS
---------------------------------------------------------------------  ----------  -----------

Robert L. Dubofsky...................................................      20,000       *

Leon D. Feldman......................................................     200,000   (2)        6.4

Sidney Horowitz......................................................     293,875   (3)        9.6

Richard A. Horowitz..................................................   1,017,800   (4)       32.0

Arthur Hug, Jr.......................................................       1,000       *

Dennis Kalick........................................................      --          --

Earle K. Moore.......................................................      --          --

Marc A. Utay.........................................................      70,000(5)        2.3

Steel Partners II L.P................................................     435,000(6)       14.6

Lawndale Capital Management, LLC.....................................     241,100(7)        8.1

All directors and executive officers as a group (8 persons)..........   1,602,675(8)       46.0

------------------------

*   Less than 1%.

(1) The address of Leon D. Feldman and Richard A. Horowitz is in care of the Company, 300 Smith Street, Farmingdale, New York 11735 and the address of Sidney Horowitz is 20596 Links Circle, Boca Raton, Florida 33434.

(2) Includes 50,000 shares held by the Feldman Family Living Trust and 150,000 shares issuable upon the exercise of stock options.

(3) Includes 99,988 shares owned by Grace Horowitz, wife of Sidney Horowitz, individually and as trustee for their daughter, and 400 shares owned by the Sidney and Grace Horowitz Foundation, as to all of which Sidney Horowitz disclaims beneficial ownership, and 85,000 shares issuable upon the exercise of stock options.

(4) Includes 22,400 shares owned by Linda Horowitz, wife of Richard A. Horowitz, individually and as Trustee for their daughter, and 660,000 shares owned by Linda Horowitz, individually, as to all of which Richard A. Horowitz disclaims beneficial ownership. Linda Horowitz has granted to her husband, Richard A. Horowitz, a ten year irrevocable proxy to vote the 660,000 shares owned by her. Also includes 200,000 shares issuable upon the exercise of stock options.

(5) Includes warrants to purchase 70,000 shares.

(6) Information obtained from a Schedule 13D, dated August 13, 1996, filed with the Securities and Exchange Commission by Steel Partners II, L.P. Steel Partners II, L.P. has sole voting and sole dispositive power over all shares held. The address of Steel Partners II, L.P. is 750 Lexington Avenue, 27th Floor, New York, New York 10022.

(7) Information obtained from a Schedule 13D, dated April 15, 1997, filed with the Securities and Exchange Commission by Lawndale Capital Management, LLC, Andrew E. Shapiro, Diamond A Partners, L.P. and Diamond A Investors, L.P. Lawndale Capital Management, LLC shares voting and dispositive power with Diamond A Partners, L.P. with respect to 205,600 shares and shares voting and dispositive power with Diamond A Investors, L.P. with respect to 35,500 shares. The address of each of the foregoing entities is One Sansome Street, Suite 3900, San Francisco California 94104.

(8) Includes 505,000 shares issuable upon the exercise of stock options and warrants.

                             EXECUTIVE COMPENSATION

    The following table sets forth all cash and non cash compensation for each of the past three fiscal years awarded to or earned by the Chairman of the Board and Chief Executive Officer and the other executive officer whose aggregate compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                                                                       COMPENSTION
                                                             ANNUAL COMPENSATION                         AWARDS
                                            ------------------------------------------------------  -----------------
                                                                                  OTHER ANNUAL         SECURITIES
            NAME AND PRINCIPAL                FISCAL      SALARY      BONUS       COMPENSATION         UNDERLYING
                OCCUPATION                     YEAR         ($)      ($)(1)          ($)(2)          OPTIONS/SARS(#)
------------------------------------------  -----------  ---------  ---------  -------------------  -----------------
Richard A. Horowitz.......................        1996     420,000    275,000              --                  --
  Chairman of the Board and Chief                 1995     385,000    184,000              --                  --
  Executive Officer                               1994     353,100    158,000              --             250,000

Leon D. Feldman...........................        1996     290,000    150,000              --                  --
  Executive Vice-President                        1995     275,000    100,000              --                  --
                                                  1994     261,450     86,000              --                  --


            NAME AND PRINCIPAL                    ALL OTHER
                OCCUPATION                   COMPENSATION($)(3)
------------------------------------------  ---------------------
Richard A. Horowitz.......................           20,799
  Chairman of the Board and Chief                    20,084
  Executive Officer                                  19,404
Leon D. Feldman...........................           10,800
  Executive Vice-President                           10,800
                                                     10,800

------------------------

(1) The Company has an incentive compensation bonus plan (the "Bonus Plan"). Under the terms of the Bonus Plan, the total bonuses paid to executive officers may not exceed 15% of the Company's pre-tax, pre-bonus income prior to any payments under the Bonus Plan. Allocations to the individuals set forth above are made at the discretion of the Board of Directors. Amounts are accrued in the year shown above and paid in the following year.

(2) No amounts for executive perquisites and other personal benefits are shown because the aggregate dollar amount per executive is less than the lesser of $50,000 or 10% of annual salary and bonus.

(3) The Company maintains a split-dollar life insurance policy on the life of Mr. Richard Horowitz and paid $949 allocated to the term portion of the split-dollar coverage for 1996. The actuarial equivalent of the value of the premium paid by the Company for 1996, 1995 and 1994, based on certain assumptions regarding interest rates and periods of coverage, was $9,999, $9,284 and $8,604, respectively. It is anticipated that the Company will recover the premiums on this policy or the cash surrender value thereof.

   For Messrs. Horowitz and Feldman, for each year presented the amounts include, for Mr. Horowitz, and represent, for Mr. Feldman, $10,800 in Company contributions to the defined contribution retirement plan (the "Plan"). The Plan covers all employees who do not receive pension benefits under a collective bargaining agreement, have been in the employ of the Company for at least one year and are at least 21 years of age. Contributions paid by the Company are 5% of the first $40,000 of each employee's salary and 8% of the balance up to $150,000. Upon leaving the Company, an employee may receive a lump sum payment of all amounts vested for him under the Plan, including earnings thereon.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table shows information concerning the exercise of stock options during 1996 by the executive officers set forth in the Summary Compensation Table and the fiscal year-end value of unexercised options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                       NUMBER OF
                                                                                      SECURITIES       VALUE OF UNEXERCISED
                                                                                      UNDERLYING           IN-THE-MONEY
                                                                                      UNEXERCISED         OPTIONS/SAR'S
                                                                                   OPTIONS/SAR'S AT     AT FISCAL YEAR END
                                                                                  FISCAL YEAR END (#)          ($)
                                                   SHARES                         -------------------  --------------------
                                                 ACQUIRED ON          VALUE          EXERCISABLE/          EXERCISABLE/
NAME                                             EXERCISE #        REALIZED($)       UNEXERCISABLE        UNEXERCISABLE
--------------------------------------------  -----------------  ---------------  -------------------  --------------------
Richard A. Horowitz.........................         --                --            150,000/100,000       244,687/163,125
Leon D. Feldman.............................         --                --                  200,000/0             406,250/0

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

    Effective as of September 30, 1993, the Company entered into an employment agreement (the "Horowitz Employment Agreement") with Richard A. Horowitz. The Horowitz Employment Agreement provides for Richard Horowitz to serve as President of the Company for a term expiring on September 30, 2000, unless sooner terminated pursuant to the provisions of the Horowitz Employment Agreement. Pursuant to the Horowitz Employment Agreement, Richard Horowitz will receive an annual salary of $458,000 for the year ending December 31, 1997. Mr. Horowitz is also eligible to receive such increases in base compensation as the Board of Directors may from time to time grant to him and to receive such bonuses as the Board of Directors, in its discretion, may allocate to him. In the event of a "discharge" following a "change in control" of the Company (as each term is defined in the Horowitz Employment Agreement) Richard Horowitz will receive his annual salary and all benefits to which he is entitled under the Horowitz Employment Agreement for the remainder of the term thereof or a lump sum severance allowance in an amount equal to 2.99 times his "annualized includable compensation for the base period" (as defined in the Internal Revenue Code of 1986, as amended). Effective February 28, 1997, the Horowitz Employment Agreement was amended to extend the term thereof until February 28, 2004.

    Effective as of September 30, 1993, the Company entered into an employment agreement (the "Feldman Employment Agreement") with Leon D. Feldman. The Feldman Employment Agreement provides for Leon Feldman to serve as Executive Vice President, Secretary and Treasurer of the Company for a term expiring on September 30, 1998, unless sooner terminated pursuant to the provisions of the Feldman Employment Agreement. Pursuant to the Feldman Employment Agreement, Leon Feldman will receive an annual salary of $306,000 for the year ending December 31, 1997. Mr. Feldman is also eligible to receive such increases in base compensation as the Board of Directors may from time to time grant to him and to receive such bonuses as the Board of Directors, in its discretion, may allocate to him. In the event of a "discharge" following a "change in control" of the Company (as each term is defined in the Feldman Employment Agreement) Leon Feldman will receive his annual salary and all benefits to which he is entitled under the Feldman Employment Agreement for the remainder of the term thereof or a lump sum severance allowance in an amount equal to 2.99 times his "annualized includable compensation for the base period" (as defined in the Internal Revenue Code of 1986, as amended).

REPORT ON EXECUTIVE COMPENSATION

    The Company does not have a compensation committee. The Board of Directors reviews the annual compensation of the Company's executive officers. Each executive officer's compensation includes salary and a performance bonus. In 1986, the Company established the Bonus Plan for its executive officers that provides for the payment of a cash bonus not to exceed, in the aggregate, 15% of the Company's pre-tax, pre-bonus income.

    In determining the executive officers' base compensation for the ensuing fiscal year, the Board of Directors considers the individual officer's job performance and level of responsibility, prior years' compensation, number of years of employment with the Company and the rate of inflation. Aggregate increases for 1996 for Richard A. Horowitz and Leon D. Feldman were 7.6%.

MEMBERS OF THE BOARD OF DIRECTORS
ROBERT DUBOFSKY                        ARTHUR HUG, JR.
LEON D. FELDMAN                        DENNIS KALICK
RICHARD A. HOROWITZ (Chairman)         EARLE K. MOORE
SIDNEY HOROWITZ                        MARC A. UTAY

                        COMPANY STOCK PERFORMANCE GRAPH

    The following performance graph compares the five-year cumulative return of the Class A Common Stock to the total returns of the Nasdaq Stock Market (U.S.A.) Index and a composite group comprised of companies with approximately the same market capitalization as the Company for the fiscal year ended December 31, 1991. Such composite group was used because the Company engages in several different lines of businesses and an applicable peer group does not exist. In addition to the Company, the following companies are included in the index: 4 Kids Entertainment, Inc., Driver Harris Co. Inc., Energy West, Inc., Halsey Drug Corp., Harris & Harris Group, Inc., Presidential Realty Corp., TSR, Inc. and Wendi-Bristol Health Corp. Each case assumes a $100 investment on January 1, 1992 and reinvestment of any dividends. Cumulative returns are at December 31 of each year.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           P&F INDUSTRIES, INC.    NASDAQ     PEER GROUP
12-31-91                    100         100           100
12-31-92                     71         117           144
12-31-93                    100         135           158
12-31-94                    121         132           108
12-31-95                    136         186           133
12-31-96                    207         229           183

          APPROVAL OF THE AMENDED AND RESTATED P & F INDUSTRIES, INC.
                        1992 INCENTIVE STOCK OPTION PLAN

    Effective April 9, 1992, the Company adopted the P & F Industries, Inc. 1992 Incentive Stock Option Plan (the "Stock Option Plan"), and on March 13, 1997, the Company amended and restated the Stock Option Plan (the "Amended Stock Option Plan"). The Amended Stock Option Plan is being submitted for approval by the Company's stockholders. The Amended Stock Option Plan provides for the grant of Non-Qualified Stock Options (as defined below) in addition to the tax-qualified Incentive Stock Options currently available under the Stock Option Plan, allows for the discretionary grant of Non-Qualified Stock

Options to members of the Board of Directors, and is intended to comply with certain safe harbor provisions under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

    The following summary of the Amended Stock Option Plan is qualified in its entirety by reference to the text of the Amended Stock Option Plan, a copy of which has been filed with the Securities and Exchange Commission.

SUMMARY OF THE AMENDED STOCK OPTION PLAN
    PURPOSE AND ELIGIBILITY

    The primary purpose of the Amended Stock Option Plan is to induce directors, key executives and other key employees to remain in the service of the Company, to attract new directors and employees and to encourage such directors and employees to acquire stock ownership in the Company. The Amended Stock Option Plan contemplates the issuance of options that qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options") as well as options that do not qualify as incentive stock options under Section 422 of the Code ("Non-Qualified Stock Options") (collectively, "Options"). Options may be granted only to employees who hold positions of responsibility, are able to contribute significantly to the Company's success and progress and are determined to be key employees ("Employees") and to directors who are not also Employees (collectively, "Eligible Persons"). However, Incentive Stock Options may only be granted to Employees. At present, the approximate number of Eligible Persons is 60.

    The aggregate number of shares of Class A Common Stock with respect to which Options may be granted under the Amended Stock Option Plan is 1,100,000. The aggregate number of shares of Class A Common Stock with respect to which Options may be granted to any Eligible Person in any single calendar year is 250,000. As of the date of this Proxy Statement, approximately 648,700 shares of Class A Common Stock remain available for issuance under the Amended Stock Option Plan and approximately 401,300 shares of Class A Common Stock remain subject to outstanding Options under the Amended Stock Option Plan.

    ADMINISTRATION

    The Amended Stock Option Plan is administered by a stock option committee (the "Committee") consisting of not less than two directors who are neither employees nor officers of the Company. The members of the Committee must be both "non-employee directors" for purposes of Rule 16b-3 under the Exchange Act and "outside directors" for purposes of Section 162(m) of the Code. The members of the Committee are appointed by the Board of Directors and serve at the pleasure of the Board of Directors. The Committee, in its sole discretion, has the authority, among other things: to determine the terms and provisions of the Options granted under the Amended Stock Option Plan, including such terms and provisions as shall be required to provide that options intended to be Incentive Stock Options will be so qualified under the Code; to determine the Eligible Persons to whom Options will be granted ("Participants") and the time or times at which grants will be made and become exercisable and forfeitable; to determine the number of shares covered by an Option; to interpret the Amended Stock Option Plan; and to make all other determinations deemed advisable for the administration of the Amended Stock Option Plan. All determinations and interpretations made by the Committee are final, binding and conclusive on all Participants and on their legal representatives and beneficiaries. Pursuant to the Amended Stock Option Plan, the Company will indemnify each member of the Committee against all costs and expenses reasonably incurred by such member in connection with any action, suit or proceeding to which such member may be a party by reason of any action taken under the Amended Stock Option Plan, and against all amounts paid by such member in satisfaction of a judgment in any action, except a judgment based upon a finding of bad faith.

    TERMS AND CONDITIONS OF OPTIONS

    The purchase price of the shares of Class A Common Stock covered by Options is determined by the Committee. In no event, however, will the purchase price of the shares of Class A Common Stock covered by an Incentive Stock Option be less than 100% of the fair market value of each share on the date of grant. The purchase price of the shares subject to an Incentive Stock Option granted to an Employee who owns immediately after such Option is granted ten percent (10%) or more of either the outstanding voting shares of the Company or the value of all classes of stock of the Company ("10% Shareholder") as defined in Sections 422 and 424 of the Code will not be less than 110% of the fair market value of such shares at the time the Incentive Stock Option is granted. The purchase price of the shares as to which an Option shall be exercised must be paid in full: (i) in cash, (ii) in shares of Class A Common Stock held by a Participant for at least six months at the time of exercise, or (iii) by some other means as determined by the Committee. An Option may be fully exercisable at the time of grant or may become exercisable during the term of the Option, as determined by the Committee. The term of each Option cannot exceed ten years from the date of grant. However, any Incentive Stock Option granted to a 10% Shareholder cannot be exercisable after the expiration of five years from the date the Incentive Stock Option is first granted. To the extent the aggregate fair market value, determined as of the time the Incentive Stock Option is granted, of the shares of Class A Common Stock subject to such Incentive Stock Option which may become exercisable for the first time by any Employee during any calendar year exceeds $100,000, such excess shall be treated as a Non-Qualified Stock Option.

    TERMINATION OF EMPLOYMENT

    Unless otherwise determined by the Committee, if a Participant ceases to be either an employee or director of the Company for any reason other than death or disability, his Option shall terminate three months after the date he ceases to be an employee or director, unless by its terms it expires sooner. Unless otherwise determined by the Committee, if a Participant dies or becomes disabled (as acknowledged by the Committee) while he is an employee or director of the Company, his Option will terminate one year from the date of his death or disability, unless by its term it expires sooner. Unless otherwise determined by the Committee, during the three month period after a Participant ceases to be either an employee or director or during the period after his death or disability, all vesting with respect to his Option will cease and his Option may be exercised only as to shares which he could have purchased at the time of such cessation or at the time of his death or disability, as applicable.

    ADJUSTMENT FOR RECAPITALIZATION, MERGER, ETC.

    If any change is made to the shares of Class A Common Stock by reason of any combination, subdivision, recapitalization, disposition, acquisition or merger, a Participant will be entitled to purchase the securities exchangeable for the securities purchasable under his Option with the purchase price per share or other unit of securities proportionately adjusted. In the event of any other material change in the capital structure of the Company, the Board of Directors may make an equitable or proportionate adjustment of the terms of any Option, and its decision thereon will be final, binding and conclusive.

    TERMINATION OR AMENDMENT

    The Board of Directors may terminate the Amended Stock Option Plan at any time, provided that any Option outstanding under the Amended Stock Option Plan at the time of the termination will remain in effect until such Option is exercised or expires in accordance with its terms. Unless previously terminated, the Amended Stock Option Plan will terminate on April 8, 2002. The Board of Directors may at any time amend the Amended Stock Option Plan as it deems advisable, to the extent permitted by law. However, no such action may, without approval of a majority of the stockholders of the Company present in person or by proxy at any special or annual meeting of stockholders, increase the number of shares as to which Options may be granted under the Amended Stock Option Plan, increase the number of shares with respect to which Options may be granted in any single calendar year to any Eligible Person, or change the class of persons eligible to receive Incentive Stock Options under the Amended Stock Option Plan. No termination or amendment of the Amended Stock Option Plan shall deprive a Participant of his rights under outstanding Options, without his consent.

    OTHER IMPORTANT TERMS OF THE AMENDED STOCK OPTION PLAN

    Pursuant to the Amended Stock Option Plan, no Option shall be assignable or transferable except by will or the laws of descent and distribution and, during the lifetime of a Participant, his Option may only be exercisable by him. In addition, a Participant has no rights as a stockholder with respect to any securities covered by an Option until such Option has been validly exercised. Each Option granted under the Amended Stock Option Plan will be evidenced by an agreement between the Company and the Participant which will set forth the number of shares of Class A Common Stock subject to the Option. No Option may be exercised and no shares of Class A Common Stock may be delivered to a Participant under the Amended Stock Option Plan unless and until, in the opinion of counsel for the Company, any applicable requirement of the Securities Act of 1933, as amended, any applicable state securities law, and any national securities exchange on which Class A Common Stock is then listed, or other laws or rules have been fully complied with.

    WITHHOLDING OF TAXES

    The Company, in its discretion, may require that a Participant pay to the Company, at the time of exercise, such amount as the Company deems necessary to satisfy its obligations to withhold federal, state, or local income or other taxes incurred by reason of the exercise of an Option or the transfer of shares thereupon. Procedures and permissible methods for satisfying withholding obligations may be set forth in option agreements between the Company and a Participant, and/or in tax withholding procedures adopted by the Committee. The obligations of the Company under the Amended Stock Option Plan are conditional on a Participant's compliance with withholding requirements. The Company, to the extent permitted by law, will have the right to deduct any such taxes from any payment otherwise due to the Participant.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief discussion of the Federal income tax consequences of transactions under the Amended Stock Option Plan based on the Code, as in effect as of the date hereof. This discussion is not intended to be exhaustive and does not describe state or local tax consequences.

    INCENTIVE STOCK OPTIONS. No taxable income is realized by the Participant upon the grant or exercise of an Incentive Stock Option. If Class A Common Stock is issued to a Participant pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such Participant within two years after the date of grant or within one year after the transfer of such shares to such Participant, then (1) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such Participant as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the Participant's employer for Federal income tax purposes.

    If the Class A Common Stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of either holding period described above, generally (1) the Participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares, and (2) the Participant's employer will be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the Participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

    NON-QUALIFIED STOCK OPTIONS. Except as noted below, with respect to Non-Qualified Stock Options, (1) no income is realized by the Participant at the time the Non-Qualified Stock Option is granted; (2) generally, at exercise, ordinary income is realized by the Participant in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the Participant's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date as of which amounts are includable in income is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

NEW PLAN BENEFITS

    Inasmuch as Options to all Participants under the Amended Stock Option Plan will be granted at the sole discretion of the Committee, such benefits under the Amended Stock Option Plan are not determinable. Compensation paid and other benefits granted in respect of the 1996 fiscal year to the named executive officers are set forth in the Summary Compensation Table on page 5. Certain Options which have been granted to directors subject to stockholder approval of the Amended Stock Option Plan are shown in the table below.

    Amended and Restated P & F Industries, Inc. 1992 Incentive Stock Option Plan

NAME AND POSITION                                             DOLLAR VALUE ($)*    NUMBER OF UNITS
----------------------------------------------------------  ---------------------  ---------------
Non-Executive Director Group..............................           --                  12,000

------------------------

* On March 13, 1997, Messrs. Sidney Horowitz, Arthur Hug, Jr., Dennis Kalick, Earle K. Moore, Robert L. Dubofsky and Marc A. Utay each received a Non-Qualified Stock Option to purchase 2,000 shares of Class A Common Stock at a purchase price of $5.25, per share, the fair market value of the Class A Common Stock on the date of grant. These grants are subject to stockholder approval of the Amended Stock Option Plan. The dollar value of the Options is based on the potential increase in the value of the Class A Common Stock and is not readily determinable.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR
                   APPROVAL OF THE AMENDED STOCK OPTION PLAN.
            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Class A Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during, or in respect of, the fiscal year ended December 31, 1996.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

    In October 1992, the Company made an unsecured loan to Mr. Richard A. Horowitz, evidenced by a promissory note (the "Note") in the amount of $125,000, for the purchase by Mr. Horowitz of Class A Common Stock from an unaffiliated third party. The Note was payable on demand with interest at the annual rate charged by the Company's lender at the time the Note was issued. The $40,000 outstanding balance on the Note was repaid on March 17, 1977.

    The Company and Sidney Horowitz are parties to a Consulting Agreement, which will terminate on October 31, 1998, pursuant to which Mr. Horowitz receives $200,000 in annual consulting fees.

                             SELECTION OF AUDITORS

    The Board of Directors, upon the recommendation of its Audit Committee, has selected BDO Seidman, LLP as independent certified public accountants for the Company, to audit and report upon the consolidated financial statements for the 1997 fiscal year, and the Board is submitting this matter to the stockholders for their ratification. The affirmative vote of a majority of the shares of Class A Common Stock present or represented and entitled to vote on the proposal at the Annual Meeting is required for the ratification of the selection of BDO Seidman, LLP. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by stockholders.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
              FOR APPROVAL OF THE SELECTION OF BDO SEIDMAN, LLP AS
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

    Stockholder proposals intended for inclusion in the proxy material for the 1998 Annual Meeting of Stockholders, and nominations for directors to be elected at the 1997 Annual Meeting of Stockholders, each must be received by the Secretary of the Company at the Company's offices at 300 Smith Street, Farmingdale, New York 11735 not prior to October 30, 1997 and not later than December 29, 1997 in order for such proposals and nominations to be included in the proxy materials for the 1998 Annual Meeting of Stockholders. Any stockholder interested in making a proposal or nominating a director is referred to the Company's By-laws.

ADDITIONAL INFORMATION AND OTHER MATTERS

    A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 as filed with the Commission may be obtained free of charge by writing to the Company, 300 Smith Street, Farmingdale, New York 11735;
Attention: Secretary of the Company.

    Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters mentioned above, and does not intend to bring any other matters before the Annual Meeting. However, if any other matters should come before the Annual Meeting, it is intended that the holders of the proxies will vote them in their discretion.

                                          By order of the Board of Directors,

                                          LEON D. FELDMAN
                                          SECRETARY

Date: April 28, 1997

PROXY
                                 P&F INDUSTRIES, INC.
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            Annual Meeting of Stockholders
                                     May 28, 1997

   The undersigned hereby appoints RICHARD A. HOROWITZ and LEON D. FELDMAN, or any one of them, attorney with full power of substitution and revocation to each, for and in the name of the undersigned, with all powers the undersigned would possess if personally present, to vote the Class A common Stock of the undersigned in P&F Industries, Inc. at the Annual Meeting of Stockholders to be held at the Huntington Hilton Hotel, 598 Broad Hollow Road, Melville, New York on Wednesday, May 28, 1997 at 10:00 a.m. and at any adjournment thereof, for the following matters.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted "FOR" proposals 1, 2 and 3.
                    (Continued, and to be signed on reverse side)

                           Please date, sign and mail your
                         proxy card back as soon as possible!

                            Annual Meeting of Stockholders
                                P & F INDUSTRIES, INC.

                                     May 28, 1997


/  /   Please mark your votes as
       in this example.


                           FOR all nominees           WITHHOLD AUTHORITY
                           listed (except as          to vote for all
                           marked to the              nominees listed at
                           contrary below.)           right.

1. Election of three          /   /                        /    /
   directors, as set
   forth to right, for
   a term of three
   years (expiring in
   2000) and until
   their successors are
   duly elected and
   qualified.


                                                                 NOMINEES:
                                                                 Sidney Horowitz
                                                                 Arthur Hug, Jr.
                                                                 Dennis Kalick

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.

--------------------------------------------------
                                   For        Against        Abstain

2. Approval of the
   Amended and Restated
   P&F Industries, Inc.
   1992 Incentive Stock
   Option Plan.                   /  /         /  /           /  /

3. Ratification of the
   selection of
   auditors.                      /  /        /  /           /  /

4. In their discretion upon any other matters which may properly come before the meeting.

   This proxy will be voted as specified above.

   Important - Please vote, sign and return this proxy as soon as possible, so that it will arrive before the Annual Meeting on May 28, 1997.